EXHIBIT 5.1

August 22, 2018

Cemtrex, Inc.

19 Engineers Lane

Farmingdale, NY 11735

Re: Cemtrex, Inc./Registration Statement on Form S-3

Ladies and Gentlemen:

As legal counsel to Cemtrex, Inc., a Delaware corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-3 (File No. 333-218501) (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 5, 2017 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the Commission on June 14, 2017, the prospectus dated June 14, 2017 (the “Base Prospectus”), and the prospectus supplement dated August 22, 2018 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), filed with the Commission under Rule 424(b)(5) of the Securities Act, relating to the proposed public offering (the “Offering”) of 1,000,000 shares of the Company’s common stock (the “Shares”).

With respect to the opinions set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

(a)	The Certificate of Incorporation of the Company, as amended to date;

(b)	The By-laws of the Company, as amended to date;

(c)	The Registration Statement;

(d)	The Prospectus;

(e)	The Underwriting Agreement, dated August 22, 2018 (the “Underwriting Agreement”), by and between Aegis Capital Corp., as the representative of the several underwriters named in Schedule I thereto, and the Company;

(f)	The resolutions of the Board of Directors of the Company relating to the approval of the filing of the Registration Statement and transactions in connection therewith, including the Offering; and

(g)	Such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

August 22, 2018 Page 2

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of originals or such latter documents.

Based solely upon and subject to the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner and under the terms described in the Registration Statement, Prospectus and the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or other jurisdiction other than federal securities laws and the substantive laws of the State of Delaware. Further, our opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed as of the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Olshan Frome Wolosky LLP
OLSHAN FROME WOLOSKY LLP